NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD FOCUS CONTINUES TO SURPRISE, OUTPACE SEGMENT

•	Ford Focus sales were up 16 percent in July and 26 percent year-to-date.
•	Total car sales up 8 percent.
•	Consistent with industry trends, crossover sales in July were down 8 percent, sport utilities were down 54 percent, and trucks and vans were down 18 percent.
•	Ford, Lincoln and Mercury sales totaled 156,406 in July, down 13 percent.

DEARBORN, Mich., August 1, 2008 – Ford’s redesigned Focus continues to surprise auto industry watchers and customers alike with strong sales, revenue growth, fuel economy and industry-first technology.

While Ford and industry sales experienced a double-digit sales decline in July, Ford Focus sales climbed 16 percent versus a year ago.  Year-to-date, Focus sales were up 26 percent, compared with industry-wide small car growth of approximately 9 percent.

Focus has surprised in areas other than sales:

•
Transaction prices – Year-to-date, Focus transaction prices have increased $750 per unit compared with a segment-average increase of $100.  Customers are purchasing more equipment, including Ford SYNC, and higher series levels.

•
Fuel Economy – In an independent test conducted by Edmunds.com called the Gas-Sipper Smackdown, Focus achieved 37.5 mpg on the highway.  Focus has EPA highway fuel economy of 35 mpg – better than the smaller 2008 Honda Fit and 2009 Nissan Versa SL.

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•
Cool Technology – Focus was named one of Kelley Blue Book’s 10 Coolest New Cars Under $18,000 based on its safety, fuel economy, interior size, comfort, technology, fun-to-drive and the “decidedly subjective coolness factor.”

“Focus continues to surprise and delight customers throughout the country, but the bombshell is in Texas, where Focus retail sales have almost doubled,” said Jim Farley, Ford, group vice president, Marketing and Communications.  “If we can increase small car sales in Texas, we can increase them anywhere.”  Year-to-date, Focus retail sales were up 91 percent in Texas and 46 percent nationwide.

Total Ford, Lincoln and Mercury car sales were up 8 percent compared with a year ago.  Consistent with industry trends, crossover vehicles – which include Ford Escape, Edge and Flex – were down 8 percent.  Sport utility vehicles – such as Ford Explorer and Expedition – were down 54 percent, and trucks and vans – including Ford F-Series and Econoline – were down 18 percent.

Overall, Ford, Lincoln and Mercury vehicle sales totaled 156,406 in July, down 13 percent versus a year ago; year-to-date sales totaled 1.265 million, also down 14 percent.  Ford estimates industry-wide sales were down 11 percent year-to-date.

“We expect the second half of 2008 will be more challenging than the first half as economic and credit conditions weaken,” said Farley.

Ford’s full-year industry sales forecast is a range from 14.0 – 14.5 million vehicles (including medium and heavy trucks).  The first half sales rate was approximately 15 million.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit our website at www.ford.com.

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